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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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EvergreenBancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO OUR SHAREHOLDERS:
      You are cordially invited to attend the 2006 Annual Meeting of Shareholders of EvergreenBancorp, Inc. (the “Company”) that will be held at 4:30 p.m. on Thursday, April 20, 2006, at 301 Eastlake Avenue East, Seattle, Washington. Following is a formal notice of the meeting and a Proxy Statement that fully describes the business to be conducted.
      It is important that your shares be represented at the meeting. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to promptly vote and submit your proxy by telephone, the Internet, or by mail in the envelope provided in order to ensure the presence of a quorum. If you attend the meeting in person, you may revoke the proxy and vote in person. If you hold your shares through an account at a brokerage firm, please follow the instructions you receive from them to vote your shares.

Sincerely,

Gerald O. Hatler
President and Chief Executive Officer
March 31, 2006

EVERGREENBANCORP, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 20, 2006
       The 2006 Annual Meeting of Shareholders of EvergreenBancorp, Inc. (the “Company”) will be held at 301 Eastlake Avenue East, Seattle, Washington on Thursday, April 20, 2006 at 4:30 p.m., local time, for the following purposes:

1. Election of Directors. To elect three directors to serve until the Annual Meeting of Shareholders to be held in 2009. Current directors Robert J. Grossman, Gerald O. Hatler, and Stan W. McNaughton have been nominated to each serve a three-year term.

2. Ratification of Independent Registered Public Accounting Firm. To ratify the appointment of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm for fiscal year 2006.

3. Amendments to Stock Option Plan. To vote on proposed amendments to the EvergreenBancorp Amended 2000 Stock Option Plan as described in the Proxy Statement.

4. Other Business. Any other business that may properly come before the meeting or any postponements or adjournments thereof.
      In addition, management will report on the Company’s results from operations and respond to any questions you may have.
      The Board of Directors is not aware of any other business to come before the meeting. Only shareholders of record at the close of business on March 20, 2006 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

Gerald O. Hatler
President and Chief Executive Officer
March 31, 2006
Seattle, Washington
YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by telephone, the Internet, or by mail as promptly as possible to ensure the presence of a quorum for the meeting.
      For additional instructions on voting by telephone or the Internet, please refer to your proxy card. To vote and submit your proxy by mail, please complete, sign, and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope. Submitting your proxy promptly will save the Company the expense of further requests for proxies in order to ensure a quorum. If you attend the meeting in person, you may revoke the proxy and vote in person. If you hold your shares through an account at a brokerage firm, please follow the instructions you receive from them to vote your shares.

i

ii

EVERGREENBANCORP, INC.
301 Eastlake Avenue East
Seattle, Washington 98109-5407
(206) 628-4250
PROXY STATEMENT
for the
2006 ANNUAL MEETING OF SHAREHOLDERS
ABOUT THE MEETING
Meeting Information
      This Proxy Statement and the accompanying Proxy Card are being sent to shareholders on or about March 31, 2006, for use in connection with the Annual Meeting of Shareholders of the Company to be held on Thursday, April 20, 2006. In this Proxy Statement, the term “we” and “us” refers to EvergreenBancorp, Inc. or EvergreenBank (the “Bank”) where applicable.
Purpose of the Meeting
      The purpose of the meeting is to: 1) elect three persons to serve as directors of the Company; 2) ratify the appointment of the Company’s independent registered public accounting firm; 3) approve proposed amendments to the EvergreenBancorp Amended 2000 Stock Option Plan; and 4) conduct such other business as may properly come before the meeting.
Solicitation of Proxies
      The Board of Directors of the Company is soliciting shareholder proxies, and will pay the associated costs. Solicitation may be made by our directors, officers or their agents. Solicitation may be made through the mail, or by telephone, facsimile, or other means of communication, including personal interview. It is not expected that compensation will be paid for the solicitation of proxies.
Householding
      The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery will receive only one copy of this proxy statement and the Company’s 2005 Annual Report, unless contrary instructions have been received from one or more of these shareholders. The Company expects a financial savings by reducing printing costs and postage fees.
      Shareholders who participate in householding will continue to receive separate proxy cards. Of course, householding does not in any way affect dividend check mailings.
      If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our annual report or proxy statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our annual report or proxy statement for your household, please contact our transfer agent, Computershare Trust Company, Inc. at (800) 962-4284 or in writing at P.O. Box 1596, Denver, CO 80201-1596 and reference your Computershare account number.
      If you participate in householding and wish to receive a separate copy of this proxy statement or the 2005 Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of future annual reports or proxy statements, please contact Computershare Trust Company as indicated above. A separate copy of this proxy statement and the 2005 Annual Report will be delivered promptly upon request.

      If you hold your shares through a brokerage, you may elect to participate in householding or revoke your consent to participate in householding by contacting your broker.
Information Concerning Voting of Shares
      If you were a shareholder on March 20, 2006 (the “Record Date”), you are entitled to vote at the Annual Meeting. There were approximately 2,000,467 shares of common stock outstanding on the Record Date. You are entitled to cast one vote for each share registered in your name upon any matter voted upon. Nominees for election of directors who receive the highest number of votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Other matters submitted for a vote are approved if the affirmative votes exceed the votes against.
Quorum
      The presence, in person or by proxy, of at least a majority of the outstanding shares entitled to vote at the Annual Meeting constitutes a quorum. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining a quorum for the transaction of business at the Annual Meeting.
Voting of Proxies
      Shares represented by properly executed proxies that are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the Proxy will vote the shares represented by the Proxy FOR the three director nominees listed in this Proxy Statement; FOR ratification of the appointment of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm; and FOR approval of the proposed amendments to the EvergreenBancorp Amended 2000 Stock Option Plan.
      For the election of directors, votes that are withheld and broker non-votes will have the effect of neither a vote for nor a vote against the nominee. If a quorum is present, ratification of the selection of Crowe Chizek and Company LLC as the Company’s independent registered public accounting firm, approval of the amendments to the Amended 2000 Stock Option Plan, and approval of all other matters that properly come before the meeting require that the votes cast in favor of such actions exceed the votes cast against such actions. Abstentions and broker non-votes will have the effect of neither a vote for nor a vote against such actions.
Voting of Proxies by Beneficial Holder
      If your shares are held by a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If you want to attend the shareholder meeting and vote in person, you will need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.
Revocability of Proxy
      Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the Annual Meeting before the shareholder vote is taken.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
General
      Our Restated Articles of Incorporation provide that the number of directors on the Board will be within a range of five to twenty-four and that the exact number of directors will be set forth in the Bylaws. Our Bylaws currently set the number of directors at nine and provide for staggered three-year terms. Directors of the

Company also serve as directors of its wholly-owned subsidiary, EvergreenBank. The Board currently has one open position caused by the retirement of long-time director Robert W. Howisey in August 2004. The Nominating Committee remains in search of a suitable candidate to fill that position.
      The Board has nominated for re-election current directors Robert J. Grossman, Gerald O. Hatler, and Stan W. McNaughton each to serve a three-year term expiring in 2009. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees should refuse or become unable to serve, your Proxy will be voted for the person the Board designates to replace that nominee.
      Other nominations, if any, may be made only in accordance with the prior notice provisions contained in our Bylaws as described under the section entitled “Information Concerning Shareholder Proposals and Director Nominations” of this Proxy Statement.
Information With Respect To Nominees and Directors Whose Terms Continue
      The following table sets forth certain information with respect to the director-nominees and directors whose terms continue, including the name, age, principal occupation during the past five years, and the year first elected as a director.
Board Nominees Whose Term Will Expire in 2009:

Robert J. Grossman, 70 Since 2003	Independent Architectural Consultant; Retired Principal Architect, Director, President, and Managing Principal of the Seattle office of Northwest Architectural Company, P.S.

Gerald O.Hatler, 57 Since 1998	Vice Chairman, President, and Chief Executive Officer, EvergreenBancorp, Inc. and EvergreenBank; Director, PEMCO Technology Services, Inc.

Stan W. McNaughton, 55 Since 1998	Chairman, President, and Chief Executive Officer, PEMCO Mutual Insurance Company, PEMCO Insurance Company, PEMCO Life Insurance Company, Public Employees Insurance Agency, Inc., and PEMCO Corporation; Director, PEMCO Technology Services, Inc. and PCCS, Inc.; Treasurer and Director, PEMCO Foundation Inc.; Chairman, EvergreenBancorp, Inc. and EvergreenBank
Continuing Directors Whose Term Expires in 2008:

Richard W. Baldwin, 61 Since 2001	President and Chief Executive Officer of Baldwin Resource Group (BRG); Chairman, Strategic Planning, IBA West; Chairman, Discovery Institute; Director, Washington State Hotel & Lodging Association

C. Don Filer, 81 Since 1976	Chief Executive Officer, C. Don Filer Insurance Agency Inc.; Vice President, Elliott Bay Marina Inc.; President, Elliott Bay Marine Services, Inc., Premium Credit Corporation, and Aero-Marine Corporation; Owner, Executive Associates; Managing Member, Horses Unlimited LLC
Continuing Directors Whose Term Expires in 2007:

Carole J. Grisham, 56 Since 2000	Retired Executive Director, IslandWood (formerly Puget Sound Environmental Learning Center); Former Associate Director, Pacific Science Center

J. Thomas Handy, 74 Since 1985	Real Estate Associate Broker, Coldwell Banker; Director, Washington State Association of Realtors; Secretary, EvergreenBancorp, Inc. and EvergreenBank

Russel E. Olson, 74 Since 2003	Former Director, Pacific Northwest Bank and Pacific Northwest Bancorp; Retired Vice President of Finance and Treasurer, Puget Sound Power & Light Company
THE BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF THE NOMINATED DIRECTORS IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF DIRECTORS GROSSMAN, HATLER, AND MCNAUGHTON TO THE BOARD OF DIRECTORS.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
      The Board of Directors holds regularly scheduled monthly meetings. The Board held 14 meetings (including regularly scheduled and special meetings) during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees, as well as educational programs and strategic planning sessions with senior management.
      The Board of Directors has established an Executive Committee, an Audit Committee, and a Compensation Committee to serve both the Company and the Bank. Each director attended at least 75 percent of the meetings of the Board and of the committees on which he or she served.
Committee Membership
      The following table shows the membership of the various committees during the fiscal year ended 2005.

Name	Executive*		Audit		Compensation

Richard W. Baldwin					☑
C. Don Filer	☑
Carole J. Grisham			☑	**
Robert J. Grossman					☑	**
J. Thomas Handy	☑		☑
Gerald O. Hatler	☑
Stan W. McNaughton	☑	**			☑
Russel E. Olson	☑		☑

*	Prior to September 2005, the Executive Committee served as the Compensation Committee.

**	Chairperson
      Executive Committee The Executive Committee also serves as the Nominating Committee and, until the Bank formed a separate committee on December 1, 2005, served as the Bank’s Loan Committee. In 2005, the Executive Committee was comprised of the Chief Executive Officer, the Chairman, neither of whom are deemed “independent,” and three independent directors as that term is defined by the listing standards of the Nasdaq Stock Market, Inc. and approved by the Securities and Exchange Commission (“SEC”). Its primary function is supervisory control and oversight of ongoing operations and performance. It meets as necessary to review these issues, as well as corporate development matters, strategic plans, and policy. The Executive Committee in its capacity as the Bank’s Loan Committee generally met twice a month to review potential loans and the overall performance of the loan portfolio. Prior to September 2005, the Executive Committee also served as the Compensation Committee.
      Nominating Committee The Executive Committee in its role as the Nominating Committee recommends candidates for election to fill vacancies on the Board, including the nominations of members whose terms are due to expire. The members of the Nominating Committee have ongoing discussions concerning the direction of the Company and the desired qualifications for future director candidates. The Nominating Committee met three times during the fiscal year 2005. The Committee will consider nominees recommended by a reasonable source, including officers, directors, and shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Information Concerning Shareholder Proposals and Director Nominations.”
      The Committee does not operate under a formal written charter; however, in discharging its responsibilities to nominate candidates for election to the Board of Directors, the Committee endeavors to identify, recruit, and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and, high integrity. The Committee seeks to assure that the Board is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to the needs of the Company. In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board, the Committee determines whether the incumbent director is willing to stand for re-election. If so, the Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company’s business. The Committee evaluates all candidates, including shareholder-proposed candidates, using the same methods and criteria.
      Audit Committee The Audit Committee held 12 meetings during the fiscal year 2005, four of which included executive sessions held outside the presence of management. The members of the Audit Committee are independent as that term is defined by the listing standards of the Nasdaq Stock Market, Inc. and approved by the SEC. In addition, the Board has determined that the Audit Committee’s Chair, Carole J. Grisham, is an “audit committee financial expert” as that term is described in Item 401(h)(2) — (3) of Regulation S-K.
      The Audit Committee operates under a formal written charter that is included as Appendix A to this Proxy Statement. The Audit Committee Charter is reviewed annually and revised as deemed necessary.
      The main function of the Audit Committee is to assist the Board of Directors in monitoring the integrity of the Company’s financial statements, the Company’s compliance with applicable legal and regulatory requirements, and the independence and performance of the Company’s internal and external auditors.
      Among other things, the Audit Committee:

•	Is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm performing or issuing an audit report;

•	Approves the engagement and preapproves all auditing services and permissible non-audit services to be provided to the Company by the independent auditors, except for certain de minimus services as defined in the Sarbanes-Oxley Act of 2002; and

•	Maintains procedures for the receipt, retention, and treatment of complaints regarding financial and other matters.
      Compensation Committee Between January and August 2005, the Executive Committee in its role as the Compensation Committee met two times and since formation of the new Compensation Committee in September 2005, met an additional two times. The Compensation Committee is responsible for oversight of the Company’s general compensation philosophy. The Compensation Committee reviews and recommends to the full Board for approval (with the Chief Executive Officer not present for the discussions or any vote) the total compensation, including cash, non-cash compensation, and equity compensation paid to the Chief Executive Officer. The Compensation Committee also reviews and recommends to the full Board the compensation paid to directors, including committee fees. In addition, the Compensation Committee provides oversight of equity-based compensation granted to employees, officers, and directors.
      A majority of the members of the Compensation Committee are independent directors as that term is defined by the listing standards of the Nasdaq Stock Market, Inc. and approved by the SEC.

Shareholder Communications
      Shareholders may send written communications to the entire Board or to individual members, addressing them to EvergreenBancorp, Inc., 301 Eastlake Avenue East, Seattle, Washington 98109, Attention: Corporate Secretary.
Board Attendance at Annual Meetings
      The Company encourages, but does not require, members of the Board to attend its Annual Meetings. All members of the Board attended the Company’s 2005 Annual Meeting.
Compensation of Directors
      For the year 2005, directors of the Company each received an annual retainer fee of $9,000 for their services. In addition, non-employee directors received an additional fee of $5,000 for serving on the Executive Committee and $5,000 for serving on the Audit Committee. The Audit Committee members received an increase of $2,500 over the prior year as recommended by the Compensation Committee in August 2005 for their expanded responsibilities. The Company does not presently pay a meeting fee for meeting attendance or additional fees to committee chairpersons. The fees paid to directors are recommended by the Compensation Committee and approved by the full Board on an annual basis. Currently, the Bank does not pay a fee to its directors.
      Directors and their spouses are also entitled to participate in the Company’s medical, dental, and vision insurance plans. Directors also receive reimbursement for reasonable travel expenses associated with Board and/or Committee meetings, as well as costs and expenses incurred while attending director educational programs.
Directors’ Deferred Compensation Plan
      The Board adopted the PEMCO Directors’ Deferred Compensation Plan (“Directors’ DCP”), and its amendments, effective August 1, 2005 and such plan is open to all non-employee directors on a completely voluntary basis.
      The Directors’ DCP is a non-qualified deferred compensation plan under which non-employee directors may elect to defer payment of some or all of their directors’ fees. Funds deferred under the Directors’ DCP are held in a Rabbi Trust administered by US Bank. The Company will make distributions in accordance with individual elections. Directors are fully vested in their benefits under the Directors’ DCP at all times. Benefit payments from the Directors’ DCP are taxed as ordinary income in the year they are received by participants. The Company will generally receive a deduction for the deferred directors’ fees at that time. ERISA and the Internal Revenue Code’s tax-qualified plan rules generally do not apply to this plan.
Directors’ Options
      Upon the recommendation of the Compensation Committee, non-qualified stock options may be granted to our directors under the Company’s Amended 2000 Stock Option Plan. The current plan authorizes the Board, or a committee of the Board, to administer the plan (referred to as the “Plan Administrator”). The Plan Administrator has the authority to grant nonqualified stock options to directors and to determine the exercise price of options granted. The grants vest over a three year period and must be exercised within three years and ninety days from date of grant.
      If the shareholders approve Proposal No. 3, the Plan Administrator will also have the ability to grant directors alternate types of equity-based compensation, such as restricted stock, stock appreciation rights, and restricted stock units.

      The table below sets forth the amount of cash compensation paid and the number of director non-qualified stock options granted during 2005:

	Retainer	Committee Fees	Other	Stock Options
Director	($)(1)	($)(2)	($)(3)	(#)(4)

Richard W. Baldwin	9,000	-0-	8,830	2,000
C. Don Filer	9,000	5,000	8,830	2,000
Carole J. Grisham	9,000	5,000	4,310	1,333
Robert J. Grossman	9,000	-0-	8,830	1,333
J. Thomas Handy	9,000	10,000	8,830	1,333
Gerald O. Hatler	9,000	-0-	-0-	1,333
Stan W. McNaughton	9,000	5,000	-0-	1,333
Russel E. Olson	9,000	10,000	-0-	1,333

(1)	Includes $1,500 Mr. Olson contributed to the Directors’ DCP for the period August — December 2005.

(2)	Committee fees are paid only to non-employee directors.

(3)	Amounts paid for applicable insurance coverage.

(4)	Director stock options vest over a three year period and are exercisable for three years and ninety days from date of grant. The exercise price of $13.6875 and the number of options granted reflect an adjustment for the 4-for-3 stock split on the Company’s common stock effective October 25, 2005.
REPORT OF THE COMPENSATION COMMITTEE
      General. The Compensation Committee is responsible for review of the overall compensation strategy for the Company and for evaluating the performance of the Chief Executive Officer. The Compensation Committee reviews and recommends to the full Board for approval the total compensation of the Chief Executive Officer. The Compensation Committee also recommends to the full Board for approval fees paid to directors, including committee fees.
      The Compensation Committee is also responsible for the review and recommendation to the full Board for approval of equity compensation plans, as well as individual awards granted to directors. In addition, the Compensation Committee provides oversight of individual awards granted to officers and key employees.
      Compensation Philosophy and Objectives. The philosophy underlying the Company’s annual and long-term compensation plans is to align compensation to the Company’s strategic plan and overall performance and to align the interests of the directors and executive management with those of the shareholders. The Company’s objectives are intended to create long-term value for the Company’s shareholders, consistent with protecting the interests of depositors. The Compensation Committee believes that these objectives are best supported by attracting and retaining well qualified directors, executive officers, and other employees through competitive compensation arrangements.
      Components of executive compensation include annual base salaries, annual cash bonuses, and long-term incentive compensation, currently delivered in the form of stock options.
      The following includes specific matters relating to compensation during the year 2005.
      Chief Executive Officer Compensation. In evaluating the compensation of Mr. Hatler for 2005, the Compensation Committee (then the Executive Committee, without the participation of Mr. Hatler) considered both qualitative and quantitative factors. The Compensation Committee considered certain qualitative accomplishments by Mr. Hatler in 2004, including his leadership in strategically positioning the Company for future development and growth in the marketplace. In reviewing quantitative factors, the Compensation Committee reviewed the Company’s actual 2004 financial results compared to forecasted results.

      Based on the foregoing, the Compensation Committee recommended an increase to Mr. Hatler’s annual base salary to $237,000 with a bonus payment of $10,000 and an award of 5,333 nonqualified stock options in addition to the 1,333 he received as a director (option amounts reflect the 4-for-3 stock split on the Company’s common stock effective October 25, 2005).
      The Compensation Committee believes that for the 2005 fiscal year, the compensation of Mr. Hatler is reasonable and consistent with the Company’s overall compensation philosophy in relation to the Company’s goals and long-term strategies.

Compensation Committee Members

Robert J. Grossman, Chair
Richard W. Baldwin
Stan W. McNaughton
Executive Compensation Committee Interlocks and Insider Participation
      Through August 2005, the Executive Committee served as the Compensation Committee. Although a member of the Executive Committee, Mr. Hatler was not present for and did not participate in any discussions surrounding his compensation. Mr. Hatler was involved in discussions surrounding cash and equity compensation for other officers and key employees. In September 2005, a new Compensation Committee was formed consisting of Directors Richard W. Baldwin, Robert J. Grossman, and Stan W. McNaughton.
      Mr. Hatler, the President and Chief Executive Officer of the Company and the Bank, serves as a member of the Executive Committee (which served as the Compensation Committee through August 2005) and also serves as a director of PEMCO Technology Services, Inc. Mr. McNaughton, Chairman of the Company and the Bank, is also the Chairman, President, and Chief Executive Officer of PEMCO Mutual Insurance Company, PEMCO Insurance Company, PEMCO Life Insurance Company, Public Employees Insurance Agency, Inc., and PEMCO Corporation, a director of PEMCO Technology Services, Inc. and PCCS, Inc., and a director and Treasurer of PEMCO Foundation, Inc. These companies provide services to, or contract with the Company and/or the Bank for various services in the normal course of business and are described further under Transactions with Directors, Executive Officers and Associates on page 15 of this proxy statement.
Code of Ethics
      The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions. A copy of the Code of Ethics was filed as an Exhibit to the Company’s 2003 Annual Report on Form 10-K.

STOCK PERFORMANCE GRAPH
      The following line graph compares the total cumulative shareholder return on the Company’s Common Stock (formerly EvergreenBank common stock before the reorganization effective June 20, 2001), based on quarterly reinvestment of all dividends, to the cumulative total returns of the Russell 3000 and the SNL NASDAQ Bank Index. The Company changed its indices for year 2005 by dropping the NASDAQ Bank Index prepared by CRSP, Center for Research in Security Prices, University of Chicago, as it was duplicative of the SNL NASDAQ Bank Index.

	Period Ending

Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

EvergreenBancorp, Inc.	100.00	117.20	124.92	169.71	204.38	220.24

Russell 3000	100.00	88.54	69.47	91.04	101.92	108.16

SNL NASDAQ Bank Index	100.00	108.85	111.95	144.51	165.62	160.57

Source: SNL Financial LC, Charlottesville, VA	(434) 977-1600
©2006	www.snl.com

EXECUTIVE COMPENSATION
      The following table summarizes the compensation awarded or paid to the Company’s Chief Executive Officer and each of the other executive officers of the Company and the Bank whose total compensation during the last fiscal year exceeded $100,000. The Bank pays all the compensation to these executive officers:
SUMMARY COMPENSATION TABLE

		Annual Compensation
						Long Term
					Other	Compensation
					Annual			All Other
Name and		Salary		Bonus	Compensation	Options		Compensation
Principal Position	Year	$(1)		$	$(2)	#(3)		$(4)

Gerald O. Hatler,	2005	$237,000	(5)	$13,300	$0	6,666	(6)	$25,200
President and CEO	2004	225,000		12,770	0	8,333		91,600
of Company and Bank	2003	213,664		760	0	9,166		24,000
William G. Filer II,	2005	$115,500		$4,150	$0	4,000		$16,118
Executive Vice-President &	2004	104,000		1,540	0	5,000		79,408
CFO of Company and Bank	2003	99,872		1,530	0	5,500		9,602
Susan L. Gates,	2005	$110,004		$2,940	$0	2,666		$13,500
Executive Vice-President &	2004	110,004		330	0	3,333		13,031
CCO of Bank	2003	107,183		320	0	4,582		11,270
Valerie K. Blake,	2005	$86,750		$11,020	$0	6,666		$11,310
Sr. Vice-President of Bank	2004	85,788		7,864	0	3,333		72,395
	2003	79,654		3,400	0	3,666		9,882

(1)	Includes $10,071 paid pursuant to the Bank’s Executive Deferred Compensation Plan on behalf of Mr. Hatler for 2004.

(2)	Does not include amounts attributable to miscellaneous benefits received by Mr. Hatler, including the use of a company-owned automobile and the payment of certain club dues. The cost of providing such benefits in 2005 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported.

(3)	Amounts have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock.

(4)	Represents contributions to the 401(k) Plan paid by the Company during 2005; and for executives Hatler, Filer and Blake, a one-time payment in 2004 representing proceeds from the sale of shares of restricted common stock of PEMCO Corporation that were issued under the terms of a shareholders agreement to certain employees of the PEMCO Financial Services alliance of companies from 1988 to 2000.

(5)	Mr. Hatler’s salary increased to $237,000 effective June 1, 2005.

(6)	Includes 1,333 nonqualified stock options Mr. Hatler was awarded for his service as a director reported in the director compensation table on page 7.

Stock Options
      Option Grants. The following table sets forth certain information concerning individual grants of stock options under the Company’s Amended 2000 Stock Option Plan to the named executive officers during the year ended December 31, 2005.
Option/ SAR Grants In Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of Stock
					Price Appreciation for
Individual Grants					Option Term(1)

		% of Total
	Options	Options	Exercise
	Granted	Granted to	Price	Expiration	5%	10%
Name	#(2)	Employees	$	Date(3)	$	$

Gerald O. Hatler	5,333	15.39%	$13.6875	8/18/2015	$45,964	$116,516
	1,333	3.85	13.6875	11/18/2008	3,146	6,649
William G. Filer II	4,000	11.54	13.8750	6/16/2015	34,948	88,590
Susan L. Gates	2,666	7.70	13.8750	6/16/2015	23,293	59,045
Valerie K. Blake	6,666	19.24	13.8750	6/16/2015	58,240	147,635

(1)	The potential realizable value is based on the assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements of applicable rules and do not reflect the Company’s estimate of future stock price performance.

(2)	The Amended 2000 Stock Option Plan is administered by the Board or a committee thereof (“Plan Administrator”) that determines to whom options are granted, as well as the number of shares. Nonqualified stock options are granted at an exercise price determined by the Plan Administrator. Incentive stock options are granted at the fair market value.

(3)	All employee options vest over a five year period and are exercisable for ten years from date of grant. Options may be exercised for a period of ninety days following termination of employment and for one year following death or permanent and total disability. Amounts have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock. Mr. Hatler also received 1,333 director nonqualified stock options that are exercisable for three years and ninety days from date of grant.
      Option Exercises. The following table sets forth certain information concerning the exercise of stock options under the Company’s Amended 2000 Stock Option Plan by the named executive officers during the year and stock options held at December 31, 2005.
Aggregated Option Exercises In Last Fiscal Year
and Year End Option Values

					Value of Unexercised In-the-
	Shares		Number of Unexercised		Money Options at Year End
	Acquired on	Value	Options at Year End #(1)		$(3)
	Exercise	Realized
Name	#(1)	$(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald O. Hatler	1,333	$7,381	36,093	25,714	$259,568	$100,048
William G. Filer II	1,720	10,469	16,320	14,670	127,217	53,609
Susan L. Gates	0	0	4,420	10,184	23,515	36,907
Valerie K. Blake	0	0	19,053	14,899	127,995	43,866

(1)	Amounts have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock.

(2)	The value realized as shown represents the difference between the fair market value of the stock on the date of exercise and the exercise price of the option.

(3)	On December 30, 2005, the closing price of the Company’s stock was $14.10. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be “in-the-money” and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.
Change of Control Agreements
      The Bank entered into individual Change of Control Severance Agreements (the “Agreement”) with Gerald O. Hatler, William G. Filer II and Valerie K. Blake, effective May 24, 2005 for Messrs. Hatler and Filer and February 2, 2006 for Ms. Blake. The Agreement provides for severance benefits if the executive’s employment is terminated under certain defined circumstances within twelve months following a change of control, as defined in the Agreement. Those circumstances include termination of employment for “good reason” or other than “termination for cause,” as those terms are defined.
      Severance benefits for the executive consist of: (i) For Messrs. Hatler and Filer, a sum equal to two times the executive’s W-2 income, before salary deferral, received from the Bank for the calendar year ending before, or simultaneously with, the effective date of the change of control; and for Ms. Blake, a sum equal to one times the executive’s W-2 income, before salary deferral, received from the Bank for the calendar year ending before, or simultaneously with, the effective date of the change of control; and (ii) a continuation, for twelve months after the effective date of termination, of life, medical, dental, and disability coverage substantially identical to the coverage maintained by the Bank or the Company for the executive immediately prior to the effective date of termination, except to the extent such coverage may be changed in its application to all Bank or Company employees on a nondiscriminatory basis.
      If the severance benefits payable under the Agreement, together with any other payments made or to be made for the executive’s benefit would be a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then payment under the Agreement shall be reduced so that the total amount does not constitute a parachute payment. The Agreement is further limited so that no payment would constitute a “golden parachute” payment under identified regulatory rules.
      The Agreement contains termination provisions that can become effective under stated circumstances. As part of the consideration for the benefits provided, the executive agrees to honor certain confidentiality and noncompetition provisions described in the Agreement.
Executive Deferred Compensation Plan
      The Board adopted the PEMCO Executive Deferred Compensation Plan (“Executive DCP”), effective August 1, 2005. Eligible executives may elect to defer payment of up to 20 percent of their salary and bonus. Contributions are transferred to a third party trustee under a written trust agreement. Distributions will be made in accordance with individual elections. Participants are fully vested in their contributions under the Executive DCP at all times.
      Benefits under the Executive DCP will be taxed to participants as they receive them after termination of employment. ERISA and Internal Revenue Code’s tax-qualified plan rules generally do not apply to this plan.
Incentive Compensation Plans
      We have adopted incentive compensation plans to provide bonuses for eligible employees. Under the compensation plans, participants receive additional compensation based on the levels of performance and employees’ individual goals.

401(k) Plan
      We participate in a multi-employer defined contribution retirement plan (“401(k) Plan”) that qualifies for special tax treatment under Section 401(k) of the Internal Revenue Code and covers all employees. The 401(k) Plan allows for tax-deferred employee contributions up to IRS maximum limits. For eligible employees, the Bank will match 200 percent of the first 6 percent of the employee contribution. Employee elective contributions are 100 percent vested at all times. Matching and discretionary contributions vest 20 percent after two years of employment and are 100 percent vested upon five years, after which the employee is fully vested in all contributions.
      As a result of the tax qualification of the 401(k) Plan, employees are not subject to federal or state income taxation on the employee elective contributions, contributions or earnings thereon until those amounts are distributed from the 401(k) Plan, although we continue to receive a compensation expense deduction for compensation paid.
Stock Option Plans
      In April of 2003, the shareholders of the Company adopted the Amended 2000 Stock Option Plan. The Amended 2000 Stock Option Plan currently provides for the grant of up to 329,724 shares of common stock. Options available under the plan have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock. As of December 31, 2005, approximately 68,675 shares of common stock were available for future grant under the Amended 2000 Stock Option Plan.
      The Amended 2000 Stock Option Plan provides for the granting of nonqualified and incentive stock options to certain employees, officers, directors, and independent contractors. Both incentive and nonqualified stock options granted to employees vest over a five-year period and expire after ten years from the date of grant. Nonqualified stock options granted to directors vest over a three-year period and expire after three years and ninety days from the date of grant.
      The Board of Directors is recommending that additional types of awards be available for grant and is proposing that the EvergreenBancorp Second Amended 2000 Stock Option and Equity Compensation Plan be adopted as set forth in Proposal No. 3 on page 17.
EQUITY COMPENSATION PLAN INFORMATION
      The Company currently maintains one compensation plan that provides for the issuance of the Company’s common stock to employees, officers, independent contractors, and directors. The following table summarizes information about the Company’s equity compensation plan as of December 31, 2005:

Year Ended December 31, 2005

Number of Shares
Remaining Available for
	Number of Shares to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Shares
	Warrants and Rights	Warrants and Rights	Reflected in Column(a))
Plan Category	(a)(1)	(b)	(c)(1)(2)

Equity compensation plans approved by shareholders	228,250	$9.32	68,675
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	228,250	$9.32	68,675

(1)	Amounts have been adjusted to reflect all applicable stock splits and dividends paid on the Company’s common stock.

(2)	Represents shares available for issuance under the Company’s Amended 2000 Stock Option Plan.

SECURITY OWNERSHIP
Directors and Executive Officers
      The following table provides, as of March 1, 2006, the amount of Company common stock beneficially held by (a) each director nominee and continuing director; (b) the executive officers named in the Summary Compensation Table; and (c) all of the Company’s directors and executive officers as a group. Beneficial ownership is a technical term broadly defined under applicable securities laws to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are currently exercisable or become exercisable within 60 days.
      Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned.

Name	Position with Company	Number(1)(2)		Percentage

Richard W. Baldwin	Director	3,646		*
Valerie K. Blake	Sr. Vice President, EvergreenBank	22,574		1.13
C. Don Filer	Director	30,317		1.52
William G. Filer II	Executive Vice President and CFO	23,757		1.19
Susan L. Gates	Executive Vice President and CCO, EvergreenBank	6,582		*
Carole J. Grisham	Director	3,847		*
Robert J. Grossman	Director	3,666		*
J. Thomas Handy	Secretary and Director	19,823		*
Gerald O. Hatler	Vice-Chairman, President and CEO	48,768		2.44
Stan W. McNaughton	Chairman	107,917	(3)	5.40
Russel E. Olson	Director	3,445		*
Directors and executive officers as a group (12 persons)		289,579		14.48%

*	Represents less than 1% of the Company’s outstanding common stock.

(1)	Amounts reflect all applicable stock splits and dividends paid on the Company’s common stock.

(2)	Includes options granted under the Amended 2000 Plan that are exercisable within 60 days as follows: Mr. Baldwin, 609 shares; Ms. Blake, 20,839 shares; Mr. D. Filer, 611 shares; Mr. W. Filer, 18,473 shares; Ms. Gates, 5,336 shares; Ms. Grisham, 888 shares; Mr. Grossman, 620 shares; Mr. Handy, 610 shares; Mr. Hatler, 41,329 shares; and Mr. McNaughton, 1,224 shares.

(3)	Includes 65,666 shares of common stock owned by PEMCO Mutual Insurance Company and 31,166 shares of common stock owned by its wholly-owned subsidiary, PEMCO Insurance Company, of which companies Mr. McNaughton serves as an officer and chairman. Mr. McNaughton disclaims beneficial ownership of these shares.
Beneficial Owners
      The following table provides as of December 31, 2005, the amount of stock beneficially held by persons or entities (other than stock ownership described above) known to the Company to beneficially own more than five percent of the Company’s common stock:

Shares and Percentage
Name and Address of	of Common Stock
5% Shareholder	Beneficially Owned(1)

Clara McNaughton	130,690
16109 Evanston Avenue N.	(6.54)%
Shoreline, Washington

(1)	Amount reflects all applicable stock splits and dividends paid on the Company’s common stock.

Executive Officers
      The following table sets forth information as of December 31, 2005 with respect to the other executive officers who are not directors or nominees for directors of the Company.

Relationship with the Company and Business
Name and Age	Experience During the Last Five Years

William G. Filer II, 54	Executive Vice President and Chief Financial Officer, EvergreenBancorp, Inc. and EvergreenBank
Susan L. Gates, 50	Executive Vice President and Chief Credit Officer, EvergreenBank; former Senior Vice President and Senior Credit Officer, Key Bank of Washington
Michelle P. Worden, 43	Executive Vice President, EvergreenBank
Valerie K. Blake, 56	Senior Vice President, EvergreenBank
      C. Don Filer, who serves as a director of the Company and Bank, is the uncle of William G. Filer II, the Executive Vice President and Chief Financial Officer of the Company and Bank.
TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, AND ASSOCIATES
      Several of our directors and officers, members of their immediate families, and firms in which they had an interest were customers of and had transactions with the Company or the Bank during 2005 in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All outstanding loans, loan commitments, and deposits were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectibility nor present other unfavorable features.
      During 2005, we contracted with PCCS, Inc., PEMCO Corporation, PEMCO Mutual Insurance Company, and PEMCO Technology Services, Inc. for data processing services. Those companies were compensated at rates customary for such services and totaled $346,000. Mr. Hatler is a director of PEMCO Technology Services, Inc., and Mr. McNaughton is Chairman and/or director and officer of all four companies.
      The Bank’s Eastlake office premises, located at 301 Eastlake Avenue E., Seattle and its Lynnwood branch office premises, located at 2502 196th Street SW, Lynnwood are leased from PEMCO Mutual Insurance Company, of which Mr. McNaughton is the Chairman, President, and Chief Executive Officer. The current lease payments are $19,673 and $3,278, respectively per month. The leases are renewable as negotiated between the parties, with the current leases expiring March 31, 2007 and March 31, 2006, respectively. We consider the rent and the terms and conditions of the lease agreements with PEMCO Mutual Insurance Company to be fair and substantially the same or better than the terms and conditions of leases prevailing for comparable arms-length transactions.
COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS
      Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC with respect to beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.
      Based solely upon our review of the copies of the filings which we received with respect to the fiscal year ended December 31, 2005, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) on a timely basis.

REPORT OF AUDIT COMMITTEE
      The Audit Committee currently consists of the directors listed below. As part of fulfilling its responsibilities, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with the standards of the Public Company Accounting Oversight Board of the United States, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm, including those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).
      Our independent registered public accounting firm also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed that firm’s independence with representatives of the firm.
      Based on the Audit Committee’s review of the audited consolidated financial statements and its various discussions with management and the independent registered public accounting firm noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC.

Audit Committee Members

Carole J. Grisham, Chair
J. Thomas Handy
Russel E. Olson
Incorporation by Reference
      The Report of the Executive Compensation Committee, the Report of the Audit Committee, and the Stock Performance Graph set forth in this Proxy Statement are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.
PROPOSAL NO. 2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The firm of Crowe Chizek and Company LLC (“Crowe Chizek”) performed the audit of the consolidated financial statements of the Company and its subsidiary for the year ended December 31, 2005. The Audit Committee has selected Crowe Chizek to continue to serve as the Company’s independent registered public accounting firm for the 2006 fiscal year. A representative of Crowe Chizek is expected to be present at the 2006 Annual Meeting and will have an opportunity to make a statement if so desired and is expected to be available to respond to appropriate shareholder questions.

Fees Billed by Independent Registered Public Accounting Firm
      The following table sets forth the aggregate fees charged to the Company by Crowe Chizek for audit services rendered in connection with the audited consolidated financial statements and reports for the 2005 and 2004 fiscal years and for other services rendered during those years.
Fee Category

	Fiscal 2005	% of Total	Fiscal 2004	% of Total

Audit Fees	$99,775	88.79%	$71,300	90.37%
Audit-Related Fees	1,350	1.20%	1,400	1.77%
Tax Fees	11,250	10.01%	6,200	7.86%
All Other Fees	0	0	0	0

Total Fees	$112,375	100%	$78,900	100%

      Audit fees are fees for the audit and quarterly review of the Company’s consolidated financial statements, assistance with and review of documents filed with the SEC, consent procedures, and accounting consultations relating to transactions and the adoption of new accounting pronouncements. Audit fees increased in 2005 due to additional SEC audit compliance and requirements associated with the Sarbanes-Oxley Act of 2002.
      Audit-related fees are fees for services that are reasonably related to the performance of the audit or the review of the Company’s consolidated financial statements and principally include consultation concerning financial accounting and reporting standards.
      Tax fees are primarily fees for tax preparation services, including tax planning and compliance issues. Crowe Chizek did not provide any other services to the Company in 2005 or 2004.
      The Audit Committee has established procedures for pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services include audit and audit-related services, tax services, compliance services, consulting and other services. For audit services, the independent registered public accounting firm provides the Audit Committee with an engagement letter at the beginning of the fiscal year outlining the scope of the audit services proposed to be performed during the year, together with an audit services fee proposal. Before the audit commences, the engagement letter and fee proposal must be approved by the Audit Committee. The Audit Committee also pre-approves all other permissible services based on specified project and service details, fee estimates and aggregate fee limits for each service category.
      The Audit Committee considered the services provided by Crowe Chizek and determined that they were compatible with maintaining auditor independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2006.
PROPOSAL NO. 3 — AMENDMENTS TO EVERGREENBANCORP
AMENDED 2000 STOCK OPTION PLAN
General
      At the Annual Meeting, the shareholders are being asked to approve amendments to the Company’s Amended 2000 Stock Option Plan to: a) permit the grant of other types of equity compensation in addition to incentive and non-qualified stock options; b) remove the vesting schedule to allow the Plan Administrator to tailor the vesting requirements in individual Award Agreements; c) eliminate the 5,000 limit as the maximum annual grant allowed to any participant; and d) change the name of the plan to the “EvergreenBancorp, Inc. Second Amended 2000 Stock Option and Equity Compensation Plan,” (“Second Amended 2000 Stock Option Plan”).

      The proposed Second Amended 2000 Stock Option Plan was approved by the Board of Directors on March 16, 2006, subject to approval of the Company’s shareholders. The Amended 2000 Stock Option Plan was originally approved by the shareholders at the Annual Meeting of Shareholders held on April 20, 2000 and amended on April 17, 2003. As of the Record Date, options to purchase an aggregate of 228,250 were outstanding and 68,675 were available for future grant (adjusted for all applicable stock dividends and splits on the Company’s common stock).
      The Board of Directors believes that the proposed amendments are necessary to provide greater flexibility in the types of Awards that can be made and are essential to attract and retain the services of individuals who are likely to make significant contributions to the Company’s success, to encourage ownership of the Company’s common stock by employees and directors of the Company, and to promote the Company’s success by providing both rewards for exceptional performance and long-term incentives for future contributions. Prior to granting Awards, the Company will take into consideration the effect of newly-adopted financial accounting standards that relate to the financial expense arising from Awards.
      The material features of the proposed Second Amended 2000 Stock Option Plan are summarized below. A copy of the full text of the proposed plan is attached as Appendix B to this Proxy Statement.
Material Terms of the Current Plan and the Proposed Second Amended 2000 Stock Option Plan
      The current plan provides for the issuance of nonqualified stock options and options that qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986. The proposed Second Amended 2000 Stock Option Plan will also permit the issuance of restricted stock, stock appreciation rights, and restricted stock units. Under the proposed Second Amended Stock Option Plan, stock options, restricted stock, stock appreciation rights, and restricted stock units are collectively referred to as “Awards.”
      If approved, the Second Amended Stock Option Plan will be effective until 2010 and will (i) allow for the grant of alternative equity Awards as described above; (ii) remove the vesting schedule from the plan; and (iii) eliminate the maximum annual grant allowed to any participant.
      Participants Selected employees, officers, independent contractors and directors of the Company or a related corporation are eligible to participate, except that incentive stock options may only be granted to employees of the Company or a related corporation.
      Administration of the Plan The current plan, and if approved, the Second Amended Stock Option Plan is administered by the Board of Directors (or a Committee appointed by the Board) (“Plan Administrator”).
      Plan Amendments The Second Amended 2000 Stock Option Plan may be amended by the Board of Directors without shareholder approval, except that no such amendment may (i) increase the number of shares that may be issued pursuant to the Plan, (ii) permit Awards to additional classes of persons; or (iii) modify the Plan in a manner that would require shareholder approval under any applicable laws or regulations.
Types of Awards
      Stock Options Nonqualified and incentive stock options may be granted under the Second Amended Stock Option Plan. Incentive stock options are granted at an exercise price equal to the fair market value of the shares subject to the option at the time of grant, and in some cases must be 110% of such fair market value. All stock options expire at such time as determined by the Plan Administrator; provided, however, that incentive stock options will expire no later than 10 years from the date of grant. The option exercise price is payable in cash or other consideration as determined by the Plan Administrator, including Company common stock.
      Restricted Stock Award A Restricted Stock Award means a share of common stock is issued to an Award recipient under the Second Amended Stock Option Plan that is subject to restrictions and conditions. The Restricted Stock Award will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the plan. No cash or other consideration need be paid for shares of common stock subject to a Restricted Stock Award, other than in the form of services performed under terms and conditions determined by the Plan Administrator. Certificates representing the Award may be held in escrow. Shares of common stock that are part of an Award will vest upon satisfying such conditions as the Plan Administrator may determine, including, for example, completing a specified number of years of service or attaining performance goals. For example, the Plan Administrator may determine that such shares will vest over a period of four years from the date of grant (with 25% vesting on the first anniversary of the grant and 25% on each subsequent anniversary), provided the Award recipient is employed by the Company on each of such anniversary dates. The Plan Administrator may also determine that none of such shares will vest until the Award recipient has been employed by the Company for four years, at which time 100% of such shares will vest. The Plan Administrator may determine to use a shorter or longer vesting period than four years. An Award recipient holding a Restricted Stock Award (both vested and unvested) will have the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the shares subject to the Award.
      Stock Appreciation Right A Stock Appreciation Right means the right to receive payment in cash or common stock in an amount equal to the excess of the fair market value of the common stock on the date of exercise of the right to receive payments under the Stock Appreciation Right and the fair market value of the common stock at the time of grant. The Stock Appreciation Right will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the Second Amended Stock Option Plan. No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under terms and conditions determined by the Plan Administrator. Stock Appreciation Rights will vest upon satisfying such conditions as the Plan Administrator may determine, including, for example, completing a specified number of years of service or attaining performance goals similar to those described in the section under Restricted Stock Awards. An Award recipient holding a Stock Appreciation Right will have none of the rights of a shareholder (including the payment of cash dividends) until such time as shares, if any, are actually issued. Upon termination of employment, any unvested portion of a Stock Appreciation Right will be forfeited.
      Restricted Stock Unit A Restricted Stock Unit means the right to receive a payment in cash or common stock in an amount equal to the fair market value of the common stock on the date of exercise of the right to receive payments under the Restricted Stock Unit. A Restricted Stock Unit will be evidenced by a written agreement that shall contain terms and conditions consistent with those of the Second Amended 2000 Stock Option Plan. No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under terms and conditions determined by the Plan Administrator. Restricted Stock Units will vest upon satisfying such conditions as the Plan Administrator may determine, including, for example, completing a specified number of years of service or attaining performance goals similar to those described in the section under Restricted Stock Award. An Award recipient holding a Restricted Stock Unit will have none of the rights of a shareholder (including the payment of cash dividends) until such time as shares, if any, are actually issued. Upon termination of employment, any unvested portion of a Restricted Stock Unit will be forfeited.
Federal Tax Treatment
      The following is a summary of federal income tax consequences related to Awards granted under the Second Amended 2000 Stock Option Plan and does not fully address all aspects of federal taxation. In general, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income that participants recognize pursuant to his or her Award. For participants, the expected U.S. tax consequences of Awards are as follows:

Nonqualified Stock Options A participant will not recognize income at the time a nonqualified stock option is granted. At the time a nonqualified option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares issued to the participant on the exercise date over the exercise price paid for the shares. At the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, the appreciation/depreciation in value of the shares following the date of exercise will be treated either as short-term or long-term capital gain/loss, depending on how long the shares are held.

Incentive Stock Options Holders of incentive stock options incur no federal income tax (other than potential alternative minimum tax) on the grant or exercise of such options. When stock received upon exercise of an incentive stock option is sold at a gain, the holder incurs tax at capital gain rates, provided the stock is treated in its hands as a capital asset. The Company will generally not be entitled to a deduction for any amount relating to stock issued under an incentive stock option. The exercise price of incentive stock options may be no less than the fair market value of the common stock of the Company at the time of grant.

Although there is no limit on the aggregate fair market value of stock that can be subject to an incentive stock option, to the extent the fair market value of stock (measured at the date of grant) with respect to which the option becomes exercisable for the first time during a calendar year exceeds $100,000, then the option shall be treated as a nonqualified stock option to the extent of the excess.

Restricted Stock Awards The recognition of income from an Award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the participant will recognize ordinary income equal to the then fair market value of the stock. The participant may, however, make an election under Section 83(b) of the U.S. Internal Revenue Code to include the value of the shares in gross income in the year of Award despite such restrictions. Generally, the Company will be entitled to deduct the fair market value of the shares transferred to the employee as a business expense in the year the participant includes the compensation in income.

Stock Appreciation Rights A participant to whom a stock appreciation right is granted will not recognize income at the time of grant. Upon exercise of a stock appreciation right, the participant must recognize taxable compensation income in an amount equal to the value of any cash or shares that the participant receives. The Company will be entitled to deduct the same amount as a business expense in the same year.

Restricted Stock Units The grant of a Restricted Stock Unit will result in no income to the participant or deduction for the Company until such time as payments are actually made to the participant under the Restricted Stock Unit. At the time the Company makes such payment, the participant will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares, if any, plus cash transferred to the participant.

Voting to Amend the Plan
      The affirmative vote of a majority of those shares present and entitled to vote is required to approve the amendments. Brokers do not have discretion to cast a vote FOR the amendments without your direction. If your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted for the amendments.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENTS AS PROPOSED AND ADOPT THE EVERGREENBANCORP, INC. SECOND AMENDED 2000 STOCK OPTION AND EQUITY COMPENSATION PLAN
OTHER BUSINESS
      The Board knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Annual Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their best judgment on such matters.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS
AND DIRECTOR NOMINATIONS
      Shareholders may submit proposals for consideration at annual shareholder meetings, including director nominations.
      Shareholder Proposals. Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders must be received by the Secretary of the Company before December 1, 2006, for inclusion in the 2007 Proxy Statement and form of proxy. A shareholder who intends to present a proposal at the Company’s Annual Meeting in 2007, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide the Company notice of such intention by at least February 14, 2007 or the persons named as proxies in the form of proxy will have discretionary authority at the 2007 Annual Meeting with respect to any such proposal without discussion of the matter in the Company’s Proxy Statement.
      Director Nominations by Shareholders. The Company’s Bylaws provide that director nominations must be received in writing at least 30 days before the Annual Meeting. Persons who wish to suggest potential nominees for the 2007 Annual Meeting may address their suggestions in writing to EvergreenBancorp, Inc. 301 Eastlake Avenue East, Seattle, Washington 98109, Attention: Corporate Secretary.
AVAILABLE INFORMATION
      The Company currently files periodic reports and other information with the SEC. Such information and reports may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Reports and information filed by the Company electronically will be available on an Internet site that the SEC maintains at www.sec.gov, as well as the Company’s website at www.EvergreenBancorp.com. Additional information, including recent press releases, is also available on the Company’s website.
ANNUAL REPORT TO SHAREHOLDERS
      Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2005, including financial statements. Written requests for the Form 10-K should be addressed to William G. Filer II, Executive Vice President and Chief Financial Officer, EvergreenBancorp, Inc., 301 Eastlake Avenue East, Seattle, Washington 98109-5407.

BY ORDER OF THE BOARD OF DIRECTORS

Gerald O. Hatler
President and Chief Executive Officer
March 31, 2006

APPENDIX A
EvergreenBancorp, Inc. Audit Committee Charter
      A. The Audit Committee is appointed by the Board of Directors of EvergreenBancorp, Inc. (the “Company”) to assist the Board of Directors in monitoring (a) the integrity of the financial statements of the Company, (b) the compliance by the Company with applicable legal and regulatory requirements and (c) the independence and performance of the Company’s internal and external auditors.
      B. The members of the Audit Committee will meet the independence and financial experience requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”) and the Securities and Exchange Commission (“SEC”), as such requirements may be modified or supplemented from time to time. In that regard, the SEC adopted rules requiring disclosure of whether an audit committee has at least one “audit committee financial expert” within the meaning of rules promulgated under the Sarbanes-Oxley Act of 2002. The Audit Committee will use its best efforts, in cooperation with the Board of Directors, to add a member who meets the criteria of an “audit committee financial expert,” if no current member of the Audit Committee meets such criteria. The members of the Audit Committee will be appointed by the Board of Directors on the recommendation of the Nominating Committee.
      C. The Audit Committee will have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee will determine the appropriate funding necessary to compensate any advisors to the Audit Committee, and will work with the Board of Directors as a whole to ensure that such funds are provided pursuant to the Company’s responsibility to do so. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
      D. The Audit Committee will make regular reports to the Board of Directors.
      E. While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with applicable laws and regulations.
      F. The Audit Committee shall:

1. Be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). The Company’s independent auditors will report directly to the Audit Committee.

2. Pre-approve all auditing services and permissible non-audit services to be provided to the Company by the Company’s independent auditors, except for certain de minimus services as defined in the Sarbanes-Oxley Act of 2002.

3. Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding financial statements, disclosures, accounting, internal controls, or auditing matters, and the confidential, anonymous submission by employees of the Company regarding the same.

4. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

5. Review the annual audited financial statements with the Company’s management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

6. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

7. Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Forms 10-Q.

A-1

8. Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

9. Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

10. Review and approve the fees to be paid to the independent auditor, and otherwise be responsible for the compensation of such auditor. In such regard, the Audit Committee will determine the appropriate funding necessary to compensate any accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company, and will work with the Board of Directors as a whole to ensure that such funds are provided pursuant to the Company’s responsibility to do so.

11. Receive periodic reports from the independent auditor regarding the auditor’s independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board of Directors take appropriate action to oversee the independence of the auditor.

12. Evaluate together with the Board of Directors the performance of the independent auditor and, when deemed appropriate by the Audit Committee, replace the independent auditor.

13. Review the appointment and replacement of the senior internal auditing executive.

14. Review the significant reports to management prepared by the internal auditing department and management’s responses.

15. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

16. Obtain from the independent auditor assurance that the procedures and evaluation required by Section 10A(a)(1)-(3) of the Securities Exchange Act of 1934 have not resulted in the identification of any matters that would require investigation and a report to management pursuant to Section 10A(b).

17. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary entities are in conformity with applicable legal requirements.

18. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

19. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

i. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

ii. Any changes required in the planned scope of the internal audit.

iii. The internal audit department responsibilities, budget and staffing.

20. Prepare the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

21. Advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

22. Review with the Company’s general counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

23. Meet at least annually with the chief financial officer, the senior internal auditing executive, the Company’s general counsel, and the independent auditor in separate executive sessions.

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APPENDIX B
EVERGREENBANCORP, INC.
SECOND AMENDED 2000 STOCK OPTION
AND EQUITY COMPENSATION PLAN
Recitals
      A. The EvergreenBank 2000 Stock Option Plan was adopted by EvergreenBank’s board of directors on February 17, 2000 and approved by it shareholders on April 20, 2000.
      B. In connection with a holding company reorganization, effective on June 20, 2001, pursuant to which EvergreenBank became a wholly-owned subsidiary of EvergreenBancorp, Inc. (“Company”), the Company adopted the plan and changed the name of the plan to the “EvergreenBancorp, Inc. 2000 Stock Option Plan.”
      C. An amendment to the plan was adopted by the board of directors of the Company on March 23, 2003 and was approved by the shareholders of the Company on April 17, 2003.
      D. The Company now wishes to further amend the plan to permit the grant of other types of equity compensation and to change the name of the plan.
Plan
      The EvergreenBancorp, Inc. 2000 Stock Option Plan shall henceforth be known as the “EvergreenBancorp, Inc. Second Amended 2000 Stock Option and Equity Compensation Plan” (the “Plan”).
      Section 1.     Purpose. The purpose of the Plan is to provide a means whereby the Company can continue to attract, motivate and retain selected employees, officers, and directors, and to encourage stock ownership in the Company, by granting incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights and restricted stock units (collectively “Awards”) with respect to the Common Stock of the Company (as defined in Section 3), so that such selected individuals will more closely identify their interests with those of the Company and its shareholders.
      Section 2.     Administration. This Plan shall be administered by the Board of Directors of the Company (the “Board”) or, in the event the Board shall appoint or authorize a committee to administer this Plan, by such committee. The administrator of this Plan shall hereinafter be referred to as the “Plan Administrator.”
      2.1     Procedures. The Board may designate one of the members of the Plan Administrator as chairperson. The Plan Administrator may hold meetings at such times and places as it shall determine. The acts of a majority of the members of the Plan Administrator present at meetings at which a quorum exists, or acts reduced to and approved in writing by all Plan Administrator members, shall be valid acts of the Plan Administrator.
      2.2     Responsibilities. Except for the terms and conditions explicitly required by this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to Awards, including selection of the individuals to be granted Awards, the type of Award to be granted, the number of shares subject to each Award, the exercise price or other consideration required to be paid, if any, upon exercise of an Award, and all other terms and conditions of the Awards. Grants under this Plan to either the same individual or to different individuals need not be identical in any respect, even when made at the same time. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any Awards, or of any rule or regulation promulgated in connection with this Plan, shall be conclusive and binding on all interested parties; provided, however, that in the case of incentive stock options, such interpretation and construction shall be consistent with the requirements of Section 422 of the Internal Revenue Code (the “Code”), as amended, and the regulations thereunder.
      2.3     Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Company that this Plan and Awards comply in all respects with Rule 16b-3 under the Exchange Act of 1934. If any Plan provision is later found to be not in compliance with such Rule, the provision shall be deemed null and void. In all events this Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in this Plan to the contrary, the Board, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to participants who are officers and directors subject to Section 16(b) of the Exchange Act of 1934 without so restricting, limiting or conditioning other Plan participants.
      Section 3.     Stock Subject to This Plan. The stock subject to this Plan shall be the Company’s Common Stock (the “Common Stock”), presently authorized but unissued or now held or subsequently acquired by the Company as treasury shares. Subject to adjustment as provided in Section 12 of this Plan, the aggregate amount of Common Stock that may be issued under, or made subject to, Awards shall not exceed 329,724 shares as such Common Stock was constituted on the effective date of this Plan. For purposes of the foregoing sentence, shares of Common Stock that are or were made subject to restricted stock units or of stock appreciation rights shall be counted against such number, unless and until the Award recipient has forfeited rights in such Awards by failing to satisfy any condition to vesting. The aggregate number of shares of Common Stock that may be issued under incentive stock options shall equal the maximum number of shares of Common Stock that may be subject to Awards, as described in the first sentence of this Section 3, reduced by the number of shares of Common Stock that have been made subject to other types of Awards. If any shares of Common Stock subject to an Award are not issued (for example, because the Award is forfeited or cancelled, or the Award is settled in cash, or a portion of the Award is used to satisfy applicable tax withholding obligations), then such shares shall again be available to be made subject to Awards.
      Section 4.     Eligibility. All employees, officers, and directors of the Company or a related corporation, and independent contractors who perform services for the Company or a related corporation, are eligible to be selected by the Plan Administrator to be granted Awards; provided, however, that only an employee of the Company or a related corporation may be selected to be granted an incentive stock option.
      Section 5.     Terms and Conditions of Awards. Awards shall be evidenced by written agreements that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with this Plan (“Award Agreement”). Subject to Sections 6, 7, 8, 9 and 10, Awards shall include or incorporate by reference the following terms and conditions:

5.1 Number of Shares. The maximum number of shares that may be subject to an Award shall be as established by the Plan Administrator.

5.2 Price of Shares. The price per share, if any, that must be paid to purchase shares of Common Stock under an Award shall be established by the Plan Administrator.

5.3 Vesting. The Plan Administrator may impose any terms and conditions to the vesting of an Award that it determines to be appropriate, including requiring the Award recipient to continue to provide services to the Company or a related corporation for a specified period of time or to meet performance goals established by the Plan Administrator. Such terms and conditions shall be set forth in the Award Agreement. The term “vest” shall mean, in the case of an option, that the option is exercisable and, if exercised, entitles the holder thereof to purchase shares of Common Stock in accordance with the terms of the Plan and the related Award Agreement; in the case of restricted stock, that the restricted stock is free of any obligation to forfeit or retransfer the same to the Company; and in the case of a restricted stock unit or a stock appreciation right, that the restricted stock unit or stock appreciation right is exercisable and, if exercised, entitles the holder thereof to receive payments in accordance with the terms of the Plan and the related Award Agreement.

5.4 Exercise. Subject to any vesting requirements imposed by an Award Agreement and to any holding period required by applicable law, each Award may be exercised in whole or in part; provided, however, that only whole shares will be issued pursuant to the exercise of an Award. An Award shall be exercised by delivering to the Company a notice of the number of shares with respect to which the Award is exercised, together with payment of the exercise price, if any.

5.5 Payment of Exercise Price. Payment of the exercise price, if any, for shares acquired pursuant to an Award shall be made in full at the time the notice of exercise of the Award is delivered to the Company and shall be in cash or by certified or cashier’s check or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check) for the Common Stock being purchased. In addition, the Plan Administrator may determine that other forms or methods of payment will be permitted (including shares of Common Stock and installment payments on such terms and over such period as the Plan Administrator may determine in its discretion).

5.6 Withholding Tax Requirement. The Company or any related corporation shall have the right to withhold or cause to be withheld from any form of compensation or other amount due to an Award recipient the amount of taxes required under applicable law to be so withheld or to be otherwise deducted and paid with respect to an Award. In its discretion, the Company may require an Award recipient to reimburse the Company or the related corporation for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company or the related corporation is so reimbursed. In lieu of such withholding or reimbursement, the Company or related corporation shall have the right to retain and withhold a number of shares that are otherwise required to be issued under an Award and that has a market value not less than the amount of such taxes required to be withheld and to cancel (in whole or in part) the shares so retained and withheld.

5.7 Nontransferability of Awards. Awards and the rights and privileges conferred by this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by applicable laws of descent and distribution; provided, however, that shares of restricted stock may be transferred, assigned, pledged or hypothecated after and as such shares vest. Awards shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Award or of any right or privilege conferred by this Plan, contrary to the Code or to the provisions of this Plan, or the sale or levy or any attachment or similar process upon an Award or any right or privilege conferred by this Plan, shall be null and void. Notwithstanding the foregoing, an Award recipient may designate during his or her lifetime a person who can exercise, subject to the terms of the Plan, the Award after his or her death by giving written notice of such designation to the Plan Administrator. The Award recipient may change the designation from time to time by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation.

5.8 Termination of Relationship.
      5.8.1     Unvested Awards. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor for any reason whatsoever, the Award recipient shall forfeit all rights in, to and under all Awards that have not vested prior thereto. Such forfeiture shall occur without the need for further action by any person.
      5.8.2     Vested Awards — Termination Other Than Termination For Cause, Death or Total Disability. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor for any reason other than his or her termination for cause, death or total disability, and unless by its terms the Award sooner terminates or expires, then the Award recipient may exercise, for a three (3) month period after such cessation, the portion of any Award held by the Award recipient that is vested at the time of cessation. At the end of the three (3) month period the Award shall terminate and may no longer be exercised, unless this provision is waived in the Award Agreement or by the Plan Administrator. In the case of an incentive stock option, if an Award recipient changes from being an employee of the Company or a related corporation to being another type of service provider to the Company or related corporation (for example, an independent contractor), then the incentive stock option shall be treated as a nonqualified stock option at the end of the three (3) month period, unless it sooner terminates or expires in accordance with its terms. The Plan Administrator shall have sole discretion in a particular circumstance to extend the exercise period beyond that specified above.
      5.8.3     Vested Awards — Termination For Cause. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor because of his or her termination for cause, then any Award held by him or her that is vested at the time of cessation shall automatically terminate and may no longer be exercised as of the first discovery by the Company of any reason for termination for cause. “Termination for cause” shall mean dismissal for willful material misconduct or failure to discharge duties, conviction or confession of a crime punishable by law (except minor violations, as determined by the Plan Administrator), the performance of an illegal act involving moral turpitude while purporting to act on the Company’s behalf, or engaging in activities directly in competition or antithetical to the best interests of the Company. If an Award recipient is suspended pending an investigation of whether or not the Award recipient shall be terminated for cause, all Award recipient’s rights under any Award shall likewise be suspended during the period of investigation.
      5.8.4     Vested Awards — Termination Because of Death. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor because of his or her death, or if he or she dies within three (3) months after ceasing to perform such services for the reasons specified in Section 5.8.2 or within twelve (12) months after ceasing to perform such services for the reasons specified in Section 5.8.5, then any Award held by the Award recipient that is vested at the time of such cessation, to the extent that the Award recipient would have been entitled to exercise such Award at the time of death, may be exercised within one year after his or her death by the personal representative of his or her estate or by the person or persons to whom the Award recipient’s rights under the Award shall pass by will or by the applicable laws of descent and distribution.
      5.8.5     Vested Awards — Termination Because of Total Disability. If an Award recipient ceases to perform services for the Company or a related corporation as an employee, director or independent contractor because of his or her total disability, then any Award held by him or her that is vested at the time of such cessation shall not terminate (or, in the case of an incentive stock option, cease to be treated as an incentive stock option) until the end of the 12-month period following such cessation (unless by its terms it sooner terminates and expires). As used in this Plan, the term “total disability” means that the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The determination of whether an individual suffers a total disability shall be determined by the Company and two independent physicians, and after reasonable accommodation. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator. This definition of “total disability” is intended to satisfy the requirements of Code Section 22(e)(3) and shall be interpreted and applied accordingly.
      5.8.6     Transfer of Relationship Between Company and Related Corporation. For purposes of this Section 5.8, an Award recipient shall not be treated as ceasing to perform services for the Company or a related corporation as an employee, director or independent contractor if, after the grant of the Award, he or she continues to perform without interruption such services for any of the Company or a related corporation.
      5.8.7     Military Leave, Sick Leave and Bona Fide Leave of Absence. For purposes of this Section 5.8, employment shall be deemed to continue while the Award recipient is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment shall not be deemed to continue beyond the first three (3) months of such leave, unless the Award recipient’s reemployment rights are guaranteed by statute or by contract.
      5.8.8     Related Corporation. As used in this Plan, the term “related corporation” shall mean either a subsidiary corporation or a parent corporation of the Company. A subsidiary corporation of the Company is any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an Award is granted, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A parent corporation of the Company is any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time an Award is granted, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. In the case of incentive stock options, this definition of “related corporation” is intended to satisfy the requirements of Code Sections 424(e) and (f), and shall be interpreted and applied accordingly; and in the case of other types of Awards, this definition of “related corporation” may be modified as required to satisfy the requirements of Code Section 409A and the regulations issued thereunder.
      5.9     Status of Shareholder. Neither the Award recipient nor any party to which the Award recipient’s rights and privileges under an Award may pass shall be, or have any of the rights or privileges of, a shareholder of the Company with respect to any shares issuable under an Award unless and until such shares are actually issued. In the case of restricted stock, the Award recipient thereof shall have all the rights of a shareholder (including voting, dividend and liquidation rights) with respect to shares of restricted stock that are issued and delivered to the Award recipient, until such shares are forfeited or reacquired by the Company in accordance with the terms of the Award.
      5.10     Continuation of Employment. Neither an Award nor any provisions of this Plan shall confer upon any Award recipient a right to continue in the employ of the Company or a related corporation, or to interfere in any way with the right of the Company or a related corporation to terminate his or her employment or other relationship with the Company at any time.
      5.11     Modification and Amendment of Award. Subject to the requirements of Code Section 422 with respect to incentive stock options and to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding Awards. The modification or amendment of an outstanding Award shall not, without the consent of the Award recipient, impair or diminish any of his or her rights or any of the obligations of the Company under such Award. Except as otherwise provided in this Plan, no outstanding Award shall be terminated without the consent of the Award recipient. In the case of incentive stock options, unless the Award recipient agrees otherwise, any changes or adjustments made to outstanding incentive stock options shall be made in such a manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause any incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).
      5.12     Shareholders’ Agreement. To the extent required by the Plan Administrator, the Award recipient shall agree (as a condition precedent to the grant or exercise of an Award) to enter into and be bound by the agreement then in effect, if any, between the Company and its shareholders relating to the repurchase by the Company of its outstanding Common Stock, or a similar agreement that governs the Company’s repurchase of shares from Award recipients under certain circumstances.
      Section 6.     Special Rules Applicable to Incentive Stock Options.
      6.1     General. As used herein, the term “incentive stock option” means an option to acquire shares of Common Stock that is intended to be an “incentive stock option” as defined in Code Section 422. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 6 shall apply to Awards designated by the Plan Administrator as incentive stock options.
      6.2     Required Terms. An incentive stock option shall be subject to the following terms and conditions:

6.2.1 Exercise Price. The exercise price of such option shall be not less than the fair market value per share of the Common Stock at the time the option is granted; provided, however, that in the case of a 10% shareholder (defined below), the exercise prices of such option shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted.

6.2.2 Term. The option is not exercisable after the expiration of ten (10) years from the date of grant; provided, however, that in the case of a 10% shareholder (defined below), the option is not exercisable after the expiration of five (5) years from the date of grant. The Plan Administrator may establish a shorter term for an incentive stock option than the maximum term described in this Section 6.2.2.

6.2.3 Transferability. The option is not transferable by the Award recipient otherwise than by will or the laws of descent and distribution, and is exercisable during his or her lifetime only by him or her.

      6.3     Definition — 10% Shareholder. The term “10% shareholder” shall mean an employee of the Company or a related corporation who owns, at the time an incentive stock option is granted, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a related corporation. In determining stock ownership, an employee shall be deemed to own the stock owned, directly or indirectly, by or for his or her brothers, sisters, spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be deemed to be owned proportionately by or for its shareholders, partners or beneficiaries. If an employee or a person related to the employee owns an unexercised option or warrant to purchase stock of the Company, the stock subject to that portion of the option or warrant that is unexercised shall not be counted in determining stock ownership. For purposes of this Section 6, stock owned by an employee shall include all stock actually issued and outstanding immediately before the grant of the incentive stock option to the employee.
      6.4     Limitation on Value for Incentive Stock Options. As to all incentive stock options granted under the terms of this Plan, to the extent that the aggregate fair market value (determined at the time the incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by the Award recipient during any calendar year (under this Plan and all other incentive stock option plans of the Company, a related corporation or a predecessor corporation) exceeds $100,000, those options (or the portion of an option) that exceed the $100,000 threshold shall be treated as nonqualified stock options. The previous sentence shall not apply if the Internal Revenue Service publicly rules, issues a private ruling to the Company, any Award recipient, or any legatee, personal representative or distributee of an Award recipient, or issues regulations, changing or eliminating such annual limit.
      Section 7.     Special Rules Applicable to Nonqualified Stock Options.
      7.1     General. As used herein, the term “nonqualified stock option” means an option to acquire shares of Common Stock that is not an incentive stock option. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 7 shall apply to Awards designated by the Plan Administrator as nonqualified stock options.
      7.2     Required Terms. A nonqualified stock option shall be subject to the following terms and conditions:

7.2.1 Valuation. The exercise price of such options shall be not less than the fair market value per share of the Common Stock at the time the option is granted.

7.2.2 Term. The option is not exercisable after the expiration of ten (10) years from the date of grant. The Plan Administrator may establish a shorter term for a nonqualified stock option than the maximum term described in this Section 7.2.2.

7.2.3 Transferability. The option is not transferable by the Award recipient otherwise than by will or the laws of descent and distribution, and is exercisable during his or her lifetime only by him or her.
      Section 8.     Special Rules Applicable to Restricted Stock.
      8.1     General. As used herein, the term “restricted stock” means a share of Common Stock issued under the Plan that is subject to such restrictions and conditions to vesting as are set forth in the Plan and the related Award Agreement. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 8 shall apply to Awards designated by the Plan Administrator as restricted stock.
      8.2     Escrow, Release and Cancellation of Restricted Stock. The Company may make, at its election, such arrangements as it deems necessary or appropriate to hold shares of restricted stock in escrow until the Award recipient satisfies all conditions to vesting and to automatically cancel such shares if the Award recipient fails to satisfy such conditions. The Company shall take such actions as it determines to be reasonably necessary to release restricted stock from forfeiture restrictions as soon as practicable after the restricted stock vests.

      Section 9.     Special Rules Applicable to Stock Appreciation Rights.
      9.1     General. As used herein, the term “stock appreciation right” means a right granted under the Plan to receive a payment in cash or Common Stock, as determined by the Plan Administrator, of an amount equal to the excess of (i) the fair market value, on the date of exercise of the right, of one share of Common Stock per stock appreciation right, over (ii) the fair market value, on the date of grant of the right, of such share of Common Stock. Such fair market value shall not be increased or otherwise adjusted because of dividends or other distributions paid at any time on or with respect to shares of stock of the Company. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 9 shall apply to Awards designated by the Plan Administrator as stock appreciation rights.
      9.2     Exercise. The Company shall settle payment of any amounts due under a stock appreciation right upon exercise of such right by the Award recipient; provided, however, that notwithstanding any contrary provisions of the Plan, stock appreciation rights that become vested shall be settled by payment of amounts owed thereunder on or before the later of (i) the date that is two and one-half (2 1/2) months after the end of the Award recipient’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, or (ii) the date that is two and one-half (2 1/2) months after the end of the first taxable year of the person for whom the Award recipient performed services in which such amounts are no longer subject to a substantial risk of forfeiture.
      Section 10.     Special Rules Applicable to Restricted Stock Units.
      10.1     General. As used herein, the term “restricted stock unit” means a right granted under the Plan to receive a payment in cash or Common Stock, as determined by the Committee, of an amount equal to the fair market value, on the date of exercise of the right, of one share of Common Stock per restricted stock unit. Such fair market value shall not be increased or otherwise adjusted because of dividends or other distributions paid at any time on or with respect to shares of stock of the Company. Notwithstanding any contrary provisions of the Plan, the terms and conditions of this Section 10 shall apply to Awards designated by the Plan Administrator as restricted stock units.
      10.2     Exercise. The Company shall settle payment of any amounts due under a stock restricted stock unit upon exercise of such right by the Award recipient; provided, however, that not withstanding any contrary provisions of the Plan, restricted stock units that become vested shall be settled by payment of amounts owed thereunder on or before the later of (i) the date that is two and one-half (2 1/2) months after the end of the Award recipient’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, or (ii) the date that is two and one-half (2 1/2) months after the end of the first taxable year of the person for whom the Award recipient performed services in which such amounts are no longer subject to a substantial risk of forfeiture.
      Section 11.     Determination of Fair Market Value. As used herein, the term “fair market value” shall mean, as of any date, the value of Common Stock determined as follows:

(1) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq Small Market of the Nasdaq Stock Market, its fair market value shall be the closing sales price for such stock (or the closing bid price, if no sales were reported) as quoted on such exchange or system for such date (or, if such pricing information is not published for such date, the last date prior to such date for which pricing information is published), as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable; or

(2) If the Common Stock is regularly quoted by recognized securities dealers but selling prices are not reported, its fair market value shall be the mean of the closing bid and asked prices for such stock on such date, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable; or

(3) In the absence of an established market for the Common Stock, the fair market value shall be determined in good faith by the Committee and as may otherwise be required by Code Section 409A and the regulations issued thereunder.
      Section 12.     Adjustments Upon Changes in Capitalization. The aggregate number and class of shares with respect to which Awards may be granted, the number and class of shares covered by each outstanding Award and the price required to be paid for shares under an Award (but not the total price) shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend.
      12.1     Effect of Reorganization or Change in Control.
      12.1.1     Conversion of Awards in Connection with Stock Exchange. If the shareholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock in any transaction involving a merger, consolidation or reorganization, all Awards shall be converted into Awards to acquire shares of Exchange Stock. The amount and price required to be paid with respect to converted Awards shall be determined by adjusting the amount and price of Awards in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Common Stock receive in such merger, consolidation or reorganization. The vesting schedule set forth in the Award Agreement shall continue to apply to the Exchange Stock.
      12.1.2     Change in Control. In the event of a “Change in Control,” as defined in Section 12.1.3 below, any Awards or portion of Awards outstanding as of the date such Change in Control is determined to have occurred that are not yet fully vested shall not become fully vested merely by the occurrence of the Change in Control; provided, however, that if Award recipient’s employment shall be involuntarily terminated within one (1) year following the Change in Control without cause as defined in Section 5.8.3, any Awards or portions of Awards outstanding as of the date of such termination shall become fully vested. Notwithstanding the immediate preceding sentence, the Plan Administrator may elect, in its discretion, to fully vest all nonvested Awards on or before the closing of the Change in Control; and any vested Awards that are not exercised on or before such closing shall terminate and may no longer be exercised.
      12.1.3     Definition of “Change in Control.” As used herein, a “Change in Control” shall be deemed to have occurred if: (A) a “person” (meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company having a right to vote at elections of directors; or (B) the individuals who at the commencement date of this Plan constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute a majority thereof, provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be, for purposes of this subparagraph (B), considered as though he or she were a member of the Incumbent Board.
      12.2     Fractional Shares. In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.
      12.3     Determination of Board to Be Final. All Section 12 adjustments shall be made by the Board, and its determination as to what adjustments shall be made, and the extent of such adjustments, shall be final, binding and conclusive. Unless an Award recipient agrees otherwise, any change or adjustment to an incentive stock option shall be made in such a manner so as not to constitute a “modification” as defined in Code Section 424(h) and so as not to cause his or her incentive stock option issued hereunder to fail to continue to qualify as an incentive stock option as defined in Code Section 422(b).
      Section 13.     Securities Regulation. Shares shall not be issued with respect to an Award unless the issuance and delivery of such shares pursuant to the Award shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the

Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares under this Plan. Inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.
      As a condition to the receipt of shares under an Award, the Company may require the Award recipient to represent and warrant prior to the issuance of such shares that the shares are being purchased only for investment and without any present intention to sell or distribute the shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any shares of stock may be placed on the official stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the Award recipient as may from time to time be necessary to comply with federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE AWARDS OR STOCK SUBJECT THERETO.
      Should any of the Company’s capital stock of the same class as the stock subject to Awards be listed on a national securities exchange, all stock issued under this Plan, if not previously listed on such exchange, shall be authorized by that exchange for listing on such exchange prior to the issuance of such stock.
      Section 14.     Amendment and Termination.
      14.1     Board Action. The Board may at any time suspend, amend or terminate this Plan, provided that except as set forth in Section 12, the approval of the Company’s shareholders is necessary within twelve (12) months before or after the adoption by the Board of any amendment that will:

(a) increase the number of shares that are to be reserved for the issuance of Awards under this Plan;

(b) permit the granting of Awards to a class of persons other than those presently permitted to receive Awards under this Plan; or

(c) require shareholder approval under applicable law.
      Any amendment made to this Plan that would constitute a “modification” to incentive stock options outstanding on the date of such amendment, shall not be applicable to such outstanding incentive stock options, but shall have prospective effect only, unless the holder of the option agrees otherwise.
      14.2     Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten (10) years after the earlier of (a) the date on which this Plan is adopted by the Board, or (b) the date on which this Plan is approved by the shareholders of the Company. No Award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of a recipient of an Award holder, alter or impair any rights or obligations under any Award previously granted under this Plan.

      Section 15.     Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is approved by the Company’s shareholders any time within 12 months before or after the adoption of this Plan.
      Adopted by the Board of Directors of EvergreenBank on February 17, 2000, and approved by the shareholders on April 20, 2000.
      Adopted by the Board of Directors of the Company upon the holding company reorganization effective on June 20, 2001.
      Amendment to Section 3 adopted by the Board of Directors of the Company on March 23, 2003 and approved by the shareholders on April 17, 2003.
      Second amendment by the Board of Directors of the Company on March 16, 2006 and approved by the shareholders on                     , 2006.

EVERGREENBANCORP, INC.

By

Its

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

A	PROPOSAL NO. 1 — Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold

01 — Robert J. Grossman	☐	☐

02 — Gerald O. Hatler	☐	☐

03 — Stan W. McNaughton	☐	☐

B	PROPOSAL NO. 2 — Ratification of Independent Registered Public Accounting Firm

2. The Board of Directors recommends a vote FOR the ratification of the appointment of Crowe Chizek and Company LLC as the Company’s registered independent public accounting firm for fiscal year 2006.	For ☐	Against ☐	Abstain ☐

C	PROPOSAL NO. 3 — Amendments to Stock Option Plan

3. The Board of Directors recommends a vote FOR approval of the proposed amendments to the EvergreenBancorp Amended 2000 Stock Option Plan	For ☐	Against ☐	Abstain ☐

D	OTHER BUSINESS
The Board of Directors is not aware of any other business to come before the Annual Meeting. However, in their discretion, the Proxies appointed on the reverse side are authorized to vote upon any other business that may properly come before the meeting or any postponements or adjournments thereof.

E	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Dan W. Curtis, Carole J. Grisham and Richard W. Baldwin, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of EvergreenBancorp, Inc. (the “Company”) held of record by the undersigned on March 20, 2006, at the annual meeting of shareholders to be held April 20, 2006, or any postponement or adjournment of such meeting.
This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE PROPOSALS AS RECOMMENDED ON THE REVERSE SIDE.
PLEASE SIGN THE REVERSE SIDE AND RETURN IMMEDIATELY

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:00 p.m.,
Pacific Time, on April 19, 2006. THANK YOU FOR VOTING